Exhibit 5.1

Fulbright & Jaworski L.L.P.).
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400

June 30, 2004

Republic Airways Holdings Inc.
2500 S. High School Road, Suite 160
Indianapolis, IN 46241

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Republic Airways Holdings Inc., a Delaware corporation (the "Company"), relating to (i) up to 2,180,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), issuable pursuant to the Company's 2002 Equity Incentive Plan (the "Plan") and (ii) up to 1,411,244 shares of the Company's Common Stock issuable pursuant to the Employment Agreements between Chautauqua Airlines, Inc. and each of Bryan K. Bedford, Robert H. Cooper, Wayne C. Heller, Jeffrey Jones and Warren R. Wilkinson, as amended (the "Agreements").

        As counsel to the Company, we have examined such corporate records, other documents, and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Plan and the shares of Common Stock relating to the Plan being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable. In addition, we are of the opinion that the Common Stock, when sold and issued in accordance with the Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                      Very truly yours,

                      /s/ Fulbright & Jaworski L.L.P.